News Release

For Immediate Release:	For More Information,
July 25, 2017	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Second Quarter Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ – FBNC), the parent company of First Bank, announced today net income available to common shareholders of $11.2 million, or $0.45 per diluted common share, for the three months ended June 30, 2017, an increase of 21.6% in earnings per share from the $7.6 million, or $0.37 per diluted common share, recorded in the second quarter of 2016.

For the six months ended June 30, 2017, the Company recorded net income available to common shareholders of $18.7 million, or $0.80 per diluted common share, an increase of 14.3% in earnings per share from the $14.4 million, or $0.70 per diluted common share, for the six months ended June 30, 2016. The 2017 results were impacted by strong balance sheet growth and favorable earnings trends.

Comparisons for the financial periods presented are significantly impacted by the Company’s March 3, 2017 acquisition of Carolina Bank Holdings, Inc. (“Carolina Bank”), which operated eight branches and three mortgage loan offices, primarily in the Triad region of North Carolina. As of the acquisition date, Carolina Bank had total assets of $682 million, including $497 million in loans and $585 million in deposits.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2017 was $39.9 million, a 26.6% increase from the $31.5 million recorded in the second quarter of 2016. Net interest income for the first six months of 2017 amounted to $74.2 million, a 20.2% increase from the $61.7 million recorded in the comparable period of 2016. The increase in net interest income was primarily due to higher amounts of loans outstanding as a result of internal growth, as well as the acquisition of Carolina Bank.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) for the second quarter of 2017 was 4.08% compared to 4.21% for the second quarter of 2016. For the six month period ended June 30, 2017, the Company’s net interest margin was 4.08% compared to 4.14% for the same period in 2016. The net interest margins for both periods were impacted by higher amounts of loan discount accretion associated with acquired loan portfolios. Several loans with significant discounts paid off during each of the three month periods ended June 30, 2016 and 2017. Additionally, in the second quarter of 2016, the Company realized $332,000 in previously foregone interest related to the pay-off of two loans that had been on nonaccrual status. Also impacting the Company’s lower net interest margin was a five basis point increase in funding costs that was primarily caused by higher levels of borrowings.

The Company recorded loan discount accretion amounting to $2.0 million in the second quarter of 2017, compared to $1.7 million in the second quarter of 2016. For the first six months of 2017 and 2016, loan discount accretion amounted to $3.3 million and $2.7 million, respectively. See the Financial Summary for a table that presents the impact of loan discount accretion on net interest income.

Excluding the effects of loan discount accretion, the Company’s net interest margin was 3.88% for the second quarter of 2017, compared to 3.91% for the first quarter of 2017 and 3.99% for the second quarter of 2016, which benefited from the foregone interest recapture previously discussed. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this ratio.

Provision for Loan Losses and Asset Quality

The Company recorded no provision for loan losses in the second quarter of 2017 compared to a total negative provision for loan losses of $0.3 million in the second quarter of 2016. For the six months ended June 30, 2017, the Company recorded total provision for loan losses of $0.7 million compared to a total negative provision for loan losses of $23,000 in the same period of 2016.

For periods prior to the third quarter of 2016, the Company’s provision for loan losses was disclosed in separate line items between covered loans and non-covered loans, as shown in the attached tables. Generally, the Company recorded provisions for loan losses on non-covered loans as a result of net charge-offs and loan growth, while significant recoveries in the Company’s covered loan portfolios resulted in negative provisions for loan losses. Upon the termination of the FDIC loss share agreements, effective September 22, 2016, all loans are classified as non-covered.

The Company’s provision for loan loss levels have been impacted by continued improvement in asset quality. Nonperforming assets amounted to $55.0 million at June 30, 2017, a decrease of 29.3% from the $77.9 million one year earlier. The Company’s nonperforming assets to total assets ratio was 1.21% at June 30, 2017 compared to 2.25% at June 30, 2016. Also, the Company’s provision for loan loss levels were impacted by lower net charge-offs in 2017. Annualized net charge-offs as a percentage of average loans for the six months ended June 30, 2017 was 0.03%, compared to 0.20% for the same period of 2016.

Noninterest Income

Total noninterest income was $11.9 million and $5.9 million for the three months ended June 30, 2017 and June 30, 2016, respectively. For the six months ended June 30, 2017, noninterest income amounted to $21.7 million compared to $10.9 million for the same period of 2016.

Core noninterest income for the second quarter of 2017 was $11.6 million, an increase of 42.1% from the $8.2 million reported for the second quarter of 2016. For the first six months of 2017, core noninterest income amounted to $21.4 million, a 38.0% increase from the $15.5 million recorded in the comparable period of 2016. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgage loans, iv) commissions from sales of insurance and financial products, v) SBA consulting fees, vi) SBA loan sale gains, and vii) bank-owned life insurance income.

The primary reason for the increase in core noninterest income in 2017 was the acquisition of Carolina Bank, as well as income derived from the Company’s SBA consulting fees and SBA loan sale gains, which began in the second and third quarters of 2016. On May 5, 2016, the Company completed the acquisition of a firm that specializes in consulting with financial institutions across the country related to SBA loan origination and servicing. The line item “SBA Consulting Fees” in the accompanying tables reflects the income from this firm. Additionally, in the third quarter of 2016, the Company launched a national SBA lending division, which offers SBA loans to small business owners throughout the United States. The Company generally sells the guaranteed portions of these loans at gains.

Fees from presold mortgage loans increased to $1.5 million for the second quarter of 2017 from $0.4 million in the second quarter of 2016. For the first half of 2017, fees from presold mortgage loans increased to $2.3 million from the $0.8 million recorded in the comparable period of 2016. The increases were primarily due to the acquisition of Carolina Bank in March 2017, which had a significant mortgage loan operation.

In the three and six months ended June 30, 2017, the Company recorded no indemnification asset expense compared to $2.2 million and $4.5 million in indemnification asset expense in the three and six months ended June 30, 2016, respectively. In 2016, indemnification asset expense arose from loss-share agreements with the FDIC associated with two failed banked acquisitions. The loss-share agreements were terminated in September 2016, and thus all indemnification asset income/expense ceased at that time.

Other gains and losses for the periods presented represent the net effects of miscellaneous gains and losses that are non-routine in nature.

Noninterest Expenses

Noninterest expenses amounted to $35.1 million in the second quarter of 2017 compared to $26.1 million recorded in the second quarter of 2016. Noninterest expenses for the six months ended June 30, 2017 amounted to $67.2 million compared to $50.9 million in 2016. The majority of the increase in noninterest expenses in 2017 relates to the Company’s acquisition of Carolina Bank.

Salaries expense increased to $16.3 million in the second quarter of 2017 from the $12.6 million recorded in the second quarter of 2016. Salaries expense for the first half of 2017 amounted to $30.2 million compared to $24.0 million in 2016. The primary reason for the increase in salaries expense in 2017 was the addition of personnel acquired in the Carolina Bank acquisition. Also impacting salaries expense was the addition of the SBA consulting firm and the hiring of personnel related to the Company’s SBA lending division.

Employee benefits expense was $3.8 million in the second quarter of 2017 compared to $2.6 million in the second quarter of 2016. For the first six months of 2017, employee benefits expense amounted to $7.5 million compared to $5.3 million in 2016. This increase in 2017 was primarily due to the acquisition and growth initiatives discussed above.

Merger and acquisition expenses amounted to $1.1 million and $0.5 million for the three months ended June 30, 2017 and 2016, respectively. For the six months ended June 30, 2017 and 2016, merger and acquisition expenses amounted to $3.5 million and $0.7 million, respectively.

Balance Sheet and Capital

Total assets at June 30, 2017 amounted to $4.5 billion, a 30.6% increase from a year earlier. Total loans at June 30, 2017 amounted to $3.4 billion, a 29.9% increase from a year earlier, and total deposits amounted to $3.6 billion at June 30, 2017, a 26.9% increase from a year earlier.

In addition to the growth realized from the acquisition of Carolina Bank in March 2017, the Company has experienced strong organic loan and deposit growth during 2017. For the first half of 2017, organic loan growth (excludes loan balances assumed from Carolina Bank) amounted to $167.9 million, or 12.5% annualized. For the first half of 2017, organic deposit growth amounted to $111.6 million, or 7.6% annualized. The strong growth was a result of ongoing internal initiatives to drive loan and deposit growth, including the Company’s recent expansion into higher growth markets. Just over half of the loan growth noted above came from the recently-entered North Carolina markets of Charlotte, Raleigh, and the Triad.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at June 30, 2017 of 12.61%, a decline from 14.10% at June 30, 2016, but still in excess of the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 7.98% at June 30, 2017, a decrease of 20 basis points from a year earlier. The decreases in the capital ratios are due to the acquisition of Carolina Bank.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented on today’s report, “I am pleased to report another quarter of strong earnings and growth. We continue to see good results from our strategic initiatives.” Mr. Moore continued, “Another significant initiative we recently announced was an agreement to acquire Asheville Savings Bank. On a pro forma basis, this acquisition will increase our market share from 14th to 3rd in the attractive Asheville market. We expect to complete this acquisition in the fourth quarter of this year.”

In addition to the business developments previously discussed, the following were noted during the second quarter of 2017:

•	On August 4, 2017, the Company will convert the data processing systems of Carolina Bank to First Bank, and the former Carolina Bank branches will then fully operate under the name “First Bank.” As part of this conversion, the Company will consolidate four branches into two branches in Winston-Salem and will consolidate two branches into one branch in Asheboro.

•	On June 15, 2017, the Company announced a quarterly cash dividend of $0.08 cents per share payable on July 25, 2017 to shareholders of record on June 30, 2017. This is the same dividend rate as the Company declared in the second quarter of 2016.

•	On May 1, 2017, the Company announced that it had reached an agreement to acquire ASB Bancorp, Inc., the parent company of Asheville Savings Bank, SSB, headquartered in Asheville, North Carolina. The merger consideration is a combination of cash and stock, with each share of ASB Bancorp, Inc. common stock being exchanged for either $41.90 in cash or 1.44 shares of First Bancorp stock, subject to the total consideration being 90% stock / 10% cash. This transaction is subject to regulatory approval and is expected to be completed during the fourth quarter of 2017.

Note Regarding Components of Earnings

For the periods in 2016 presented, the Company’s results of operations were significantly affected by the accounting for two FDIC-assisted failed bank acquisitions. In the discussion above and in the accompanying tables, the term “covered” is used to describe assets that were included in FDIC loss share agreements, while the term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement. As previously discussed, all loss share agreements were terminated in the third quarter of 2016 and thus the entire loan portfolio is now classified as non-covered. Certain prior period disclosures will continue to present the breakout of the loan portfolio between covered and non-covered. See the Company’s 2016 Annual Report on Form 10-K filed with the Securities and Exchange Commission for additional discussion regarding the accounting and presentation related to the Company’s two FDIC-assisted failed bank acquisitions.

* * *

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $4.5 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 95 branches in North Carolina and South Carolina. First Bank also operates three mortgage loan production offices in the central region of North Carolina. First Bank provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

This communication includes statements made in respect of the proposed transaction involving First Bancorp and ASB Bancorp.  This material is not a solicitation of any vote or approval of ASB Bancorp’s shareholders and is not a substitute for the proxy statement/prospectus or any other documents which First Bancorp and ASB Bancorp may send in connection with the proposed transaction.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the proposed transaction, First Bancorp has filed with the SEC a Registration Statement on Form S-4 that includes a preliminary proxy statement of ASB Bancorp and a preliminary prospectus of First Bancorp, as well as other relevant documents concerning the proposed transaction. Investors and security holders are also urged to carefully review and consider each of First Bancorp’s and ASB Bancorp’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q.  The final proxy statement/prospectus will be mailed to ASB Bancorp's shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SHAREHOLDERS OF ASB BANCORP ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other filings containing information about First Bancorp and ASB Bancorp at the SEC’s website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by First Bancorp on its website at http://www.localfirstbank.com and by ASB Bancorp on its website at www.ashevillesavingsbank.com

First Bancorp, ASB Bancorp and certain of their respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of ASB Bancorp’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of First Bancorp and their ownership of First Bancorp common stock is set forth in the proxy statement for First Bancorp’s 2017 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on March 27, 2017. Information about the directors and executive officers of ASB Bancorp and their ownership of ASB Bancorp common stock is set forth in the proxy statement for ASB Bancorp’s 2017 Annual Meeting of Shareholders, as filed with the SEC on a Schedule 14A on April 5, 2017. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended June 30,		Percent
($ in thousands except per share data – unaudited)	2017	2016	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$39,656	30,809
Interest on investment securities	2,429	2,393
Other interest income	742	177
Total interest income	42,827	33,379	28.3%
Interest expense
Interest on deposits	1,732	1,286
Interest on borrowings	1,179	555
Total interest expense	2,911	1,841	58.1%
Net interest income	39,916	31,538	26.6%
Provision for loan losses – non-covered loans	—	489
Provision (reversal) for loan losses – covered loans	—	(770)
Total provision (reversal) for loan losses	—	(281)	n/m
Net interest income after provision for loan losses	39,916	31,819	25.4%
Noninterest income
Service charges on deposit accounts	2,966	2,565
Other service charges, commissions, and fees	3,554	3,043
Fees from presold mortgage loans	1,511	410
Commissions from sales of insurance and financial products	1,038	937
SBA consulting fees	1,050	720
SBA loan sale gains	927	̶
Bank-owned life insurance income	580	504
Foreclosed property gains (losses), net	(248)	(133)
FDIC indemnification asset expense, net	—	(2,178)
Securities gains (losses), net	—	—
Other gains (losses), net	497	51
Total noninterest income	11,875	5,919	100.6%
Noninterest expenses
Salaries expense	16,299	12,560
Employee benefit expense	3,769	2,578
Occupancy and equipment related expense	3,721	2,762
Merger and acquisition expenses	1,122	485
Intangibles amortization expense	1,031	261
Other operating expenses	9,142	7,501
Total noninterest expenses	35,084	26,147	34.2%
Income before income taxes	16,707	11,591	44.1%
Income tax expense	5,553	3,952	40.5%
Net income	11,154	7,639	46.0%

Preferred stock dividends	—	(59)

Net income available to common shareholders	$11,154	7,580	47.2%

Earnings per common share – basic	$0.45	0.38	18.4%
Earnings per common share – diluted	0.45	0.37	21.6%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$39,916	31,538
Tax-equivalent adjustment (1)	693	517
Net interest income, tax-equivalent	$40,609	32,055	26.7%
(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 37% tax rate and is reduced by the related nondeductible portion of interest expense.

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First Bancorp and Subsidiaries Financial Summary – Page 2

	Six Months Ended June 30,		Percent
($ in thousands except per share data – unaudited)	2017	2016	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$73,359	60,382
Interest on investment securities	4,696	4,661
Other interest income	1,240	399
Total interest income	79,295	65,442	21.2%
Interest expense
Interest on deposits	3,134	2,606
Interest on borrowings	1,949	1,103
Total interest expense	5,083	3,709	37.0%
Net interest income	74,212	61,733	20.2%
Provision for loan losses – non-covered loans	723	2,109	(65.7% )
Provision (reversal) for loan losses – covered loans	—	(2,132)	n/m
Total provision (reversal) for loan losses	723	(23)	n/m
Net interest income after provision for loan losses	73,489	61,756	19.0%
Noninterest income
Service charges on deposit accounts	5,580	5,250
Other service charges, commissions, and fees	6,727	5,873
Fees from presold mortgage loans	2,279	781
Commissions from sales of insurance and financial products	1,878	1,875
SBA consulting fees	2,310	720
SBA loan sale gains	1,549	—
Bank-owned life insurance income	1,088	1,012
Foreclosed property gains (losses), net	(223)	77
FDIC indemnification asset expense, net	—	(4,544)
Securities gains (losses), net	(235)	3
Other gains (losses), net	731	(126)
Total noninterest income	21,684	10,921	98.6%
Noninterest expenses
Salaries expense	30,249	24,035
Employee benefit expense	7,490	5,284
Occupancy and equipment related expense	6,963	5,575
Merger and acquisition expenses	3,495	686
Intangibles amortization expense	1,607	447
Other operating expenses	17,352	14,893
Total noninterest expenses	67,156	50,920	31.9%
Income before income taxes	28,017	21,757	28.8%
Income tax expense	9,308	7,281	27.8%
Net income	18,709	14,476	29.2%

Preferred stock dividends	—	(117)

Net income available to common shareholders	$18,709	14,359	30.3%

Earnings per common share – basic	$0.80	0.72	11.1%
Earnings per common share – diluted	0.80	0.70	14.3%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$74,212	61,733
Tax-equivalent adjustment (1)	1,278	976
Net interest income, tax-equivalent	$75,490	62,709	20.4%
(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 37% tax rate and is reduced by the related nondeductible portion of interest expense.

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First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended June 30,		Six Months Ended June 30,
PERFORMANCE RATIOS (annualized)	2017	2016	2017	2016
Return on average assets (1)	1.01%	0.90%	0.91%	0.86%
Return on average common equity (2)	9.01%	8.68%	8.27%	8.33%
Net interest margin – tax-equivalent (3)	4.08%	4.21%	4.08%	4.14%
Net charge-offs (recoveries) to average loans	-0.06%	0.05%	0.03%	0.20%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08	$0.16	0.16
Stated book value – common	20.29	17.64	20.29	17.64
Tangible book value – common	14.16	13.80	14.16	13.80
Common shares outstanding at end of period	24,678,295	20,087,942	24,678,295	20,087,942
Weighted average shares outstanding – basic	24,593,307	19,921,413	23,288,635	19,852,580
Weighted average shares outstanding – diluted	24,671,550	20,693,644	23,368,503	20,627,012

CAPITAL RATIOS
Tangible common equity to tangible assets	7.98%	8.18%	7.98%	8.18%
Common equity tier I capital ratio	10.44%	11.09%	10.44%	11.09%
Tier I leverage ratio	9.77%	10.38%	9.77%	10.38%
Tier I risk-based capital ratio	11.91%	13.08%	11.91%	13.08%
Total risk-based capital ratio	12.61%	14.10%	12.61%	14.10%

AVERAGE BALANCES ($ in thousands)
Total assets	$4,448,404	3,373,476	$4,147,095	3,352,984
Loans	3,327,391	2,565,791	3,115,335	2,547,054
Earning assets	3,989,593	3,064,959	3,734,059	3,046,867
Deposits	3,610,944	2,805,905	3,381,861	2,790,648
Interest-bearing liabilities	2,944,208	2,296,225	2,762,579	2,299,835
Shareholders’ equity	496,791	358,586	456,415	354,035

(1) Calculated by dividing annualized net income available to common shareholders by average assets.

(2) Calculated by dividing annualized net income available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Net interest income – tax-equivalent (1)	$40,609	34,881	31,837	30,888	32,055
Taxable equivalent adjustment (1)	693	585	544	534	517
Net interest income	39,916	34,296	31,293	30,354	31,538
Provision for loan losses – non-covered	—	723	—	—	489
Provision (reversal) for loan losses - covered	—	—	—	—	(770)
Noninterest income	11,875	9,809	9,473	5,157	5,919
Noninterest expense	35,084	32,072	28,183	27,718	26,147
Income before income taxes	16,707	11,310	12,583	7,793	11,591
Income tax expense	5,553	3,755	4,228	3,115	3,952
Net income	11,154	7,555	8,355	4,678	7,639
Preferred stock dividends	—	—	—	(58)	(59)
Net income available to common shareholders	11,154	7,555	8,355	4,620	7,580

Earnings per common share – basic	0.45	0.34	0.41	0.23	0.38
Earnings per common share – diluted	0.45	0.34	0.40	0.23	0.37

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)	At June 30, 2017	At Mar. 31, 2017	At Dec. 31, 2016	At June 30, 2016	One Year Change
Assets
Cash and due from banks	$80,234	81,514	71,645	58,956	36.1%
Interest bearing deposits with banks	337,326	323,646	234,348	189,547	78.0%
Total cash and cash equivalents	417,560	405,160	305,993	248,503	68.0%

Investment securities	335,362	347,997	329,042	361,835	(7.3%	)
Presold mortgages	13,071	11,661	2,116	4,104	218.5%

Loans – non-covered	3,375,976	3,289,355	2,710,712	2,519,747
Loans – covered (1)	—	—	—	78,387
Total loans	3,375,976	3,289,355	2,710,712	2,598,134	29.9%
Allowance for loan losses	(24,025)	(23,546)	(23,781)	(26,023)	(7.7%	)
Net loans	3,351,951	3,265,809	2,686,931	2,572,111	30.3%

Premises and equipment	96,605	97,142	75,351	76,991	25.5%
FDIC indemnification asset	—	—	—	5,157	n/m
Intangible assets	151,256	155,683	79,475	77,153	96.0%
Foreclosed real estate	11,196	12,789	9,532	10,606	5.6%
Bank-owned life insurance	87,501	86,923	74,138	73,098	19.7%
Other assets	64,118	58,682	52,284	36,988	73.3%
Total assets	$4,528,620	4,441,846	3,614,862	3,466,546	30.6%

Liabilities
Deposits:
Non-interest bearing checking accounts	$990,004	958,175	756,003	709,887	39.5%
Interest bearing checking accounts	728,973	694,898	635,431	636,316	14.6%
Money market accounts	781,086	812,427	683,680	638,125	22.4%
Savings accounts	411,814	415,600	209,074	197,445	108.6%
Brokered deposits	167,669	157,198	136,466	95,242	76.0%
Internet time deposits	9,779	10,022	—	—	n/m
Other time deposits > $100,000	304,716	321,407	287,939	319,267	(4.6%	)
Other time deposits	250,289	259,443	238,760	275,738	(9.2%	)
Total deposits	3,644,330	3,629,170	2,947,353	2,872,020	26.9%

Borrowings	355,405	290,403	271,394	206,394	72.2%
Other liabilities	28,234	32,812	28,014	26,518	6.5%
Total liabilities	4,027,969	3,952,385	3,246,761	3,104,932	29.7%

Shareholders’ equity
Preferred stock	—	—	—	7,287	n/m
Common stock	262,901	262,180	147,287	139,832	88.0%
Retained earnings	240,682	231,503	225,921	216,223	11.3%
Stock in rabbi trust assumed in acquisition	(4,257)	(7,688)	—	—	n/m
Rabbi trust obligation	4,257	7,688	—	—	n/m
Accumulated other comprehensive loss	(2,932)	(4,222)	(5,107)	(1,728)	69.7%
Total shareholders’ equity	500,651	489,461	368,101	361,614	38.4%
Total liabilities and shareholders’ equity	$4,528,620	4,441,846	3,614,862	3,466,546	30.6%

(1)	All FDIC loss share agreements were terminated effective September 22, 2016, and accordingly, assets previously covered under those agreements became non-covered on that date.

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Yield on loans	4.78%	4.71%	4.60%	4.52%	4.83%
Yield on securities – tax-equivalent (1)	3.55%	3.41%	3.09%	3.05%	3.06%
Yield on other earning assets	0.96%	0.86%	0.53%	0.58%	0.61%
Yield on all interest earning assets	4.38%	4.32%	4.19%	4.17%	4.45%

Rate on interest bearing deposits	0.26%	0.24%	0.24%	0.24%	0.25%
Rate on other interest bearing liabilities	1.54%	1.28%	1.15%	1.13%	1.20%
Rate on all interest bearing liabilities	0.40%	0.34%	0.33%	0.33%	0.32%
Total cost of funds	0.30%	0.26%	0.25%	0.25%	0.25%

Net interest margin – tax-equivalent (2)	4.08%	4.07%	3.94%	3.93%	4.21%
Average prime rate	4.04%	3.79%	3.55%	3.50%	3.50%

(1	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Interest income – increased by accretion of loan discount	$1,968	1,360	898	822	1,676
Interest expense – reduced by premium amortization of deposits	103	57	38	38	—
Interest expense – increased by discount accretion of borrowings	(29)	(9)	—	—	—
Impact on net interest income	$2,042	1,408	936	860	1,676

First Bancorp and Subsidiaries Financial Summary – Page 6

ASSET QUALITY DATA ($ in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Nonperforming assets
Nonaccrual loans	$22,795	25,684	27,468	32,796	37,975
Troubled debt restructurings - accruing	21,019	21,559	22,138	27,273	29,271
Accruing loans > 90 days past due	—	—	—	—	—
Total nonperforming loans	43,814	47,243	49,606	60,069	67,246
Foreclosed real estate	11,196	12,789	9,532	10,103	10,606
Total nonperforming assets	$55,010	60,032	59,138	70,172	77,852
Total covered nonperforming assets included above (1)	$—	—	—	—	8,024
Purchased credit impaired loans not included above (2)	$16,846	19,167	—	—	—
Asset Quality Ratios
Net quarterly charge-offs to average loans - annualized	-0.06%	0.13%	0.12%	0.06%	0.05%
Nonperforming loans to total loans	1.30%	1.44%	1.83%	2.27%	2.59%
Nonperforming assets to total assets	1.21%	1.35%	1.64%	1.98%	2.25%
Allowance for loan losses to total loans	0.71%	0.72%	0.88%	0.93%	1.00%

(1)	All FDIC loss share agreements were terminated effective September 22, 2016 and, accordingly, assets previously covered under those agreements became non-covered on that date.
(2)	In the March 3, 2017 acquisition of Carolina Bank Holdings, Inc., the Company acquired $19.3 million in purchased credit impaired loans in accordance with ASC 310-30 accounting guidance. These loans are excluded from the nonperforming loan amounts.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016

Net interest income, as reported	$39,916	34,296	31,293	30,354	31,538
Tax-equivalent adjustment	693	585	544	534	517
Net interest income, tax-equivalent (A)	$40,609	34,881	31,837	30,888	32,055
Average earning assets (B)	$3,989,593	3,478,525	3,214,719	3,127,219	3,064,959
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.08%	4.07%	3.94%	3.93%	4.21%

Net interest income, tax-equivalent	$40,609	34,881	31,837	30,888	32,055
Loan discount accretion	1,968	1,360	898	822	1,676
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$38,641	33,521	30,939	30,066	30,379
Average earnings assets (B)	$3,989,593	3,478,525	3,214,719	3,127,219	3,064,959
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.88%	3.91%	3.83%	3.82%	3.99%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At June 30, 2017, the Company had a remaining loan discount balance of $18.0 million compared to $12.4 million at June 30, 2016. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.